SUBADVISORY AGREEMENT

Agreement made as of the 23rd day of June, 2022 by and between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”), and Jacobs Levy Equity Management Inc., a New Jersey corporation. (“Subadviser”).

WHEREAS, the Fund listed in Schedule A is a series of an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, Investment Manager entered into a Management Agreement (the “Advisory Agreement”) with the Fund pursuant to which Investment Manager provides investment advisory services to the Fund.

WHEREAS, Investment Manager and the Fund each desire to retain Subadviser to provide investment advisory services to the Fund, and Subadviser is willing to render such investment advisory services.

WHEREAS, the effective date of this Agreement is July 18, 2022.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Subadviser’s Duties.

(a)

Portfolio Management. Subject to supervision by Investment Manager and the Fund’s Board of Directors/Trustees (the “Board”), Subadviser shall manage the investment operations and the composition of that portion of the assets of the Fund which is allocated to Subadviser from time to time by Investment Manager (which portion may include any or all of the Fund’s assets), including the purchase, retention, and disposition thereof, in accordance with the Fund’s investment objectives, policies, and restrictions (in each case, to the extent such objectives, policies and restrictions have been communicated to the Subadviser), and subject to the following understandings:

(i)

Investment Decisions. Subadviser shall determine from time to time what investments and securities will be purchased, retained, or sold with respect to that portion of the Fund allocated to it by Investment Manager, and what portion of such assets will be invested or held uninvested as cash. Subadviser is prohibited from consulting with any other subadviser of the Fund concerning transactions of the Fund in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) of the 1940 Act. Subadviser will not be responsible for voting proxies issued by companies held in the Fund although Investment Manager may consult with Subadviser from time to time regarding the voting of proxies of securities owned by the Fund. Subadviser will not be responsible for filing claims in class action settlements related to securities currently or previously held by that portion of the Fund allocated to it by Investment Manager, although Investment Manager may consult with Subadviser from time to time regarding the filing of claims in class action settlements.

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(ii)

Investment Limits. In the performance of its duties and obligations under this Agreement, Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in the (a) Fund’s prospectus (“Prospectus”) and the Fund’s Statement of Additional Information (“SAI”); (b) instructions and directions of Investment Manager and of the Board; and (c) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), as applicable to the Fund, and all other applicable federal and state laws and regulations. Investment Manager agrees to give Subadviser prompt written notice if Investment Manager believes any recommendations, advice or investments to be in violation of (a), (b) or (c) above. Instructions and directions as described in subsection (b) shall be communicated in writing to the Subadvisor and shall make due allowance for the time in which the Subadvisor shall have to come into compliance.

(iii)	Portfolio Transactions.

(A)

Trading. With respect to the securities and other investments to be purchased or sold for the Fund, Subadviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Investment Manager or Subadviser) selected by Subadviser; provided, however, that such orders shall be consistent with Subadviser’s brokerage policy; conform with federal securities laws; and be consistent with seeking best execution. The Subadviser may consider the research, investment information, and other services provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Subadviser’s other clients may be a party in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended. To the extent permitted by law, and consistent with its obligation to seek best execution, Subadviser may execute transactions or pay a broker-dealer a commission, spread or markup in excess of that which another broker-dealer might have charged for executing a transaction provided that Subadviser determines, in good faith, that the execution is appropriate or the commission, spread or markup is reasonable in relation to the value of the brokerage and/or research services provided, viewed in terms of either that particular transaction or Subadviser’s overall responsibilities with respect to

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the Fund and other clients. Notwithstanding anything herein to the contrary, to the extent Subadviser is directed by Investment Manager to use a particular broker or brokers to borrow securities to cover securities sold short, Subadviser shall have no responsibility for setting the rate charged to borrow a security or otherwise ensuring that the rate charged by such broker to borrow a security is favorable.

(B)

Aggregation of Trades. Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other investments to be sold or purchased for the Fund with purchases or sales for other accounts managed by Subadviser in order to seek best execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadviser in the manner Subadviser considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(C)

Subadviser will not arrange purchases or sales of securities or other investments between the Fund and other accounts advised by Subadviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 of the 1940 Act) and the Fund’s policies and procedures as provided in writing to Subadviser along with any amendments, and (b) Subadviser determines the purchase or sale is in the best interests of the Fund.

(iv)

Records and Reports. Subadviser (a) shall maintain such books and records for such time periods as are required of a Securities and Exchange Commission (“SEC”)-registered investment adviser to an investment company registered under the 1940 Act, (b) shall render to the Board such periodic and special reports as the Board (or a Committee thereof) or Investment Manager may reasonably request in writing, and (c) shall meet with any persons at the request of Investment Manager or the Board for the purpose of reviewing Subadviser’s performance under this Agreement at reasonable times and upon reasonable advance notice.

(v)

Transaction Reports. Subadviser shall provide Investment Manager a daily trade file with information relating to all transactions concerning the allocated portion of the Fund’s assets for which Subadviser is responsible and shall provide Investment Manager with such other information regarding the Fund upon Investment Manager’s reasonable request. Subadviser shall affirm or send a trade file of these transactions as instruction to the custodian of the Fund.

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1.

(vi) Management of Funds with Multiple Subadvisers. Subadviser’s responsibilities for providing services to a Fund shall be limited to the portion of the Fund’s assets allocated to Subadviser (“Subadviser Account” or “Subadviser Assets”). Subadviser shall not, without the prior approval of Investment Manager, effect any transactions that would cause the Subadviser Account, treated as a separate fund, to be out of compliance with the Fund’s investment objectives, policies and restrictions. Subadviser shall not consult with any other subadviser of a Fund concerning transactions for the Fund in securities or other assets.

(b)

Compliance Program and Ongoing Certification(s). As requested by the Investment Manager or Board, Subadviser shall timely provide to Investment Manager (i) information and commentary for the Fund’s annual and semi-annual reports, in a format approved by Investment Manager, and shall (a) certify that such information and commentary does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, in a format reasonably requested by Investment Manager, as it may be amended from time to time, and (b) provide (i) additional certifications related to Subadviser’s management of the Fund in order to support the Fund’s filings on Form N-CSR and Form N-Q, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 of the 1940 Act, thereon; in a format reasonably requested by Investment Manager, as it may be amended from time to time, (ii) a quarterly sub-certification with respect to compliance matters related to Subadviser and Subadviser’s management of the Fund, in a format reasonably requested by Investment Manager, as it may be amended from time to time; (iii) an annual certification from Subadviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 of the Investment Advisers Act of 1940 (the “Advisers Act”), or his or her designee with respect to the design and operation of Subadviser’s compliance program, in a format reasonably requested by Investment Manager, as it may be amended from time to time; and (iv) from time to time Subadviser shall provide such certifications to assist Investment Manager in fulfilling Investment Manager’s obligations under Rule 38a-1 of the 1940 Act, as are reasonably requested by the Fund or Investment Manager. In addition, Subadviser will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to Investment Manager to enable the Fund to fulfill its obligations under Rule 38a-1 of the 1940 Act.

(c)

Maintenance of Records. Subadviser shall timely furnish to Investment Manager all information relating to Subadviser’s services hereunder which Subadviser is required by law or regulation to keep and which are needed by Investment Manager to maintain the books and records of the Fund required under the 1940 Act. Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and Subadviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that Subadviser may retain a copy of such records. Subadviser further agrees to preserve for the

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periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof. It is understood that this provision is intended to relate to Subadviser Account records and is not intended to provide a right to access proprietary information regarding the Subadviser’s investment process, models or systems, or its other clients.

(d)

Insurance and Code of Ethics. Subadviser will provide the Fund with reasonable evidence that, with respect to its activities on behalf of the Fund, Subadviser is maintaining (i) adequate errors and omissions insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

(e)

Confidentiality. Each of the parties hereto agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information (“Confidential Information”), but no less than reasonable care, to protect the Confidential Information of the other party. As used herein, Confidential Information, includes, but is not limited, to “Fund Portfolio Information,” which refers to confidential and proprietary information with regard to (i) the portfolio holdings and characteristics of the portion of the Fund allocated to Subadviser that Subadviser manages under the terms of this Agreement, and (ii) any copies of any agreements between the Investment Manager and its various counterparties and all the terms and provisions contained therein, which the Investment Manager (which term shall include the Investment Manager’s directors, officers, employees, agents, advisors, proposed financing sources, attorneys and accountants) may furnish, disclose or reveal to Subadviser (which term shall include Subadviser’s directors, officers, employees, agents, advisors, proposed financing sources, attorneys and accountants). Each party hereby agrees to restrict access to the other party’s Confidential Information to its employees who will use it only for the purpose of providing services under this Agreement. The foregoing shall not prevent a party from disclosing Confidential Information (1) that is publicly known or becomes publicly known through no unauthorized act; (2) that is rightfully received from a third party without obligation of confidentiality; (3)(a) that, in the case of Investment Manager’s Confidential Information, is approved in writing by Investment Manager for disclosure, (3)(b) that, in the case of Subadviser’s Confidential Information, is approved in writing by Subadviser for disclosure; (4) that is disclosed in the course of a regulatory examination or that is required or requested to be disclosed pursuant to a requirement or request of a governmental or regulatory agency or law, so long as the disclosing party provides (to the extent permitted under applicable law) the non-disclosing party (i.e., the party whose Confidential Information would be disclosed) with prompt written notice of such requirement or request prior to any such disclosure; however, Subadviser is not required to provide such notice if information is provided on an aggregate basis without specific attribution to the Fund; (5) to affiliates that have a reason to know such information in connection with the services provided hereunder; (6) to the custodian of the Fund; (7) to brokers and dealers that are counterparties or agents for trades for the Fund; (8) to futures commission merchants executing or clearing transactions in connection

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with the Fund, if applicable; and (9) to third party service providers to Subadviser subject to confidentiality agreements or duties. Notwithstanding the foregoing, to the extent Fund Portfolio Information is similar to investments for other clients of Subadviser, Subadviser may disclose such investments without direct reference to the Fund. Investment Manager agrees that Subadviser may identify Investment Manager or the Fund by name in Subadviser’s current client list. Such list may be used with third parties.

For the avoidance of doubt, any investment recommendations and any information relating to Subadviser’s business and/or operations, investment strategies, trading activity, investment performance, investment process, models and/or systems, and/or output and analysis related thereto, and any other proprietary information of Subadviser that is supplied by Subadviser and is not otherwise in the public domain shall be treated by the Investment Manager and the Fund as confidential.

(f)

Cooperation. As reasonably requested by Investment Manager or the Board and in accordance with (and if relevant to) the scope of Subadviser’s obligations and responsibilities contained in this Agreement, Subadviser will cooperate with, and provide reasonable assistance to, Investment Manager or the Fund as needed in order for Investment Manager and the Fund to comply with applicable laws, rules and regulations, including, but not limited to, compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder and the evaluation of any actions under U.S. or foreign securities laws pursuant to which the Fund may be able to assert a potential claim (to the extent such action or claim relates to the Subadviser Assets).

(g)

Legal Proceedings. Responsibility to initiate, consider or participate in any bankruptcy, securities class action or other litigation on behalf of the Investment Manager or the Fund against or involving any issuer of securities held in or formerly held in the Subadviser Assets or to advise or take any action with respect to any bankruptcy, class action or litigation on behalf of the Investment Manager or the Fund shall remain with the Investment Manager.

2.

Investment Manager’s Duties. Investment Manager shall continue to have responsibility for all other services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review Subadviser’s performance of its duties under this Agreement. Investment Manager shall also retain direct portfolio management responsibility with respect to any assets of the Fund which are not allocated by it to the portfolio management of Subadviser as provided in paragraph 1(a) hereof or to any other subadviser. Investment Manager will periodically provide to Subadviser a list of the affiliates of Investment Manager or the Fund to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies that issue securities in which the Fund may not invest, together with ticker symbols for all such companies, and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by Subadviser. Neither Subadviser nor any of its directors, officers, partners, principals, employees or agents shall have responsibility whatsoever for, and shall incur no liability

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on account of (i) diversification, selection or establishment of such investment objectives, policies and restrictions of the Fund, (ii) advice on, or management of, any assets for the Fund other than the assets for which Investment Manager has delegated investment discretion to Subadviser, (iii) filing of any tax or information returns or forms, withholding or paying any taxes, or seeking any exemption or refund, (iv) registration of the Fund with any government or agency, (v) administration of the plans and trusts investing in the Fund, or (vi) overall Fund compliance with requirements of the 1940 Act and Subchapter M of the Code, relating to percentage limitations applicable to the Fund’s assets that would require knowledge of the Fund’s holdings other than the assets subject to this Agreement.

3.

Documents Provided to Subadviser. Investment Manager has delivered or will deliver to Subadviser current copies and supplements thereto of each of the Prospectus and SAI pertaining to the Fund, and will promptly deliver to it all future amendments and supplements, if any.

4.

Compensation of Subadviser. For the services provided and the expenses assumed pursuant to this Agreement, Investment Manager will pay to Subadviser, effective from the date of this Agreement, a fee which shall be determined daily and paid monthly, on or before the last business day of the next succeeding calendar month, at the annual rates set forth in the attached Schedule A which Schedule can be modified from time to time upon mutual agreement of the parties to reflect changes in annual rates, subject to appropriate approvals required by the 1940 Act, if any. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such portion of the month bears to the full month in which such effectiveness or termination occurs. During the term of this Agreement, Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement other than custodial costs and costs and expenses in connection with the purchase or sale of securities and other assets (including brokerage commissions, if any) for the Fund.

5.

Expenses. Except as set forth in paragraph 4, Subadviser shall bear all expenses incurred by it and its staff with respect to all activities in connection with the performance of Subadviser’s services under this Agreement, including but not limited to salaries, overhead, travel, preparation of Board materials, review of marketing materials relating to Subadviser or other information provided by Subadviser to Investment Manager and/or the Fund’s distributor, and marketing support. Subadviser agrees to pay to Investment Manager the cost of generating a prospectus supplement, which includes preparation, filing, printing, and distribution (including mailing) of the supplement, if the Subadviser makes any changes that counsel to the Fund deems to require disclosure in the prospectus or any required regulatory documents that may be caused by changes to its structure or ownership, to investment personnel, to investment style or management, or otherwise (“Changes”), and at the time of notification to the Fund or Investment Manager by the Subadviser of such Changes, the Fund is not generating a supplement for other purposes or the Fund or the Investment Manager does not wish to add such Changes to a pending

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supplement. In the event two or more subadvisers, if applicable, each require a supplement simultaneously, the expense (other than the costs of printing and mailing) of a combined supplement will be shared pro rata with such other subadviser(s) based upon the number of pages required by each such subadviser, and each such subadviser shall pay its pro rata share of printing and mailing costs and expenses based upon the number of supplements required to be printed and mailed. All other expenses not specifically assumed by Subadviser hereunder or by Investment Manager under the Advisory Agreement are borne by the applicable Fund.

In the event that there is a proposed change in control of Subadviser that would act to terminate this Agreement, if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Fund to be required by the 1940 Act or any rule or regulation thereunder, Subadviser agrees to assume all reasonable costs associated with soliciting shareholders of the appropriate Fund(s), to approve continuation of this Agreement. Such expenses include the reasonable costs of preparation, filing and mailing of a proxy statement, and of soliciting proxies.

In the event that such proposed change in control of Subadviser shall occur and the Fund is operating under an exemptive order issued by the SEC to Investment Manager with respect to the appointment of subadvisers absent shareholder approval, Subadviser agrees to assume all reasonable costs and expenses (including the costs of preparation, mailing and filing) associated with the preparation of an information statement, required by the exemptive order containing all information that would be included in a proxy statement.

6.	Representations of Subadviser. Subadviser represents and warrants as follows:

(a)

Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not an affiliated person of the Investment Manager or of the Fund within the meaning of Section 2(a)(3) of the 1940 Act (other than by virtue of serving as a Subadviser to the Fund); (iii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iv) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (v) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to Investment Manager; (vi) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vii) has the authority to enter into and perform the services contemplated by this Agreement; and (viii) will promptly notify Investment Manager (to the extent permitted by law and regulation) (1) in the event that Subadviser becomes an affiliated person of the Investment Manager or of the

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Fund within the meaning of Section 2(a)(3) of the 1940 Act; (2) of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act, (3) in the event the SEC or other governmental authority has: censured Subadviser; placed limitations upon the activities, functions or operations of Subadviser; or has commenced proceedings or an investigation that may result in any of these actions, (4) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code and (5) of any material fact known to Subadviser respecting or relating to Subadviser that is not contained in the Prospectus, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement relating to Subadviser contained therein that becomes untrue in any material respect.

(b)

Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Investment Manager with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Subadviser shall certify to Investment Manager that there has been no material violation of Subadviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. To the extent Subadviser has approved any material changes to its code of ethics, such revised code together with an explanation of such amendments shall be promptly (but in no event later than 60 days) provided to Investment Manager.

(c)

Subadviser has provided Investment Manager with a copy of a document intended to address the disclosures specified in Form ADV Part 2A, and promptly will furnish a copy of any amendments to such document to Investment Manager (at least annually). Investment Manager acknowledges that, under Rule 204-3 under the Advisers Act, as amended, to the extent Subadviser’s only clients are registered investment companies, Subadviser is not required to file a Form ADV, Part 2A, with the SEC. Investment Manager acknowledges receipt of Subadviser’s Form ADV Part 2A.

(d)

Subadviser will promptly notify Investment Manager of any changes in the controlling shareholder, in the key personnel who are either the portfolio manager(s) responsible for the Fund or the Chief Executive Officer of Subadviser, or if there is otherwise an actual change in control or management of Subadviser.

7.	Representations of Investment Manager. Investment Manager represents and warrants as follows:

(a)

Investment Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief

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Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to the Subadviser; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify Subadviser (to the extent permitted by law and regulation) (1) of the occurrence of any event that would disqualify Investment Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, (2) in the event the SEC or other governmental authority has: censured Investment Manager; placed limitations upon its activities, functions or operations; or has commenced proceedings or an investigation that may result in any of these actions or (3) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

(b)

Investment Manager agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser; provided that Investment Manager shall not be required to obtain Subadviser’s prior written consent to make factual statements regarding the fact that Subadviser serves as subadviser to the Fund, in responding to requests for information, in required disclosures or in responding to regulatory inquiries.

(c)

The Fund is and will continue to be the owner of all assets for which Investment Manager delegates investment discretion to Subadviser from time to time, and there are and will continue to be no restrictions on the pledge, hypothecation, transfer, sale or public distribution of such assets.

(d)

Investment Manager is establishing and will be maintaining the Fund’s account with Subadviser solely for the purpose of investing the relevant assets and not with a view to obtaining information regarding portfolio holdings or investment decisions in order to effect securities transactions based upon such information or to provide such information to another party, and that Investment Manager and its employees, officers and directors shall not use account holdings information for any of the foregoing purposes.

(e)	The Board has approved the appointment of Subadviser pursuant to this Agreement.

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(f)

The Investment Manager has adopted policies and procedures to comply with applicable anti-money laundering and customer identification program requirements, and to the best of the Investment Manager’s knowledge, (i) the Subadviser Assets are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, any country under a U.S. embargo enforced by Office of Foreign Assets Control (OFAC); (ii) the Subadviser Assets have not been and will not be derived from or related to any illegal activities, including but not limited to, money laundering activities or a country embargoed by the United States; and (iii) the proceeds from the Fund will not be used by the Fund, the Investment Manager, or their affiliates to finance any illegal activities.

8.	Liability and Indemnification.

(a)

Except as may otherwise be provided by the 1940 Act or any other applicable federal securities law, Subadviser, any of its affiliates and any of the officers, principals, partners, employees, consultants, or agents thereof shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Fund, Investment Manager, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) ) (collectively, “Fund and Investment Manager Indemnitees”) as a result of any error of judgment or mistake of law by Subadviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and Subadviser shall indemnify and hold harmless the Fund and Investment Manager Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Fund and Investment Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or negligence of Subadviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact regarding Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials, in each case, pertaining to the Fund or the omission to state therein a material fact regarding Subadviser known to Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Investment Manager or the Fund by Subadviser Indemnitees (as defined below) for use therein; provided, however, that Subadviser has had a reasonable opportunity to review information regarding Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund as set forth in section 11; or (iii) any violation of federal or state statutes or regulations by Subadviser related to its performance of this Agreement. It is further understood and agreed that Subadviser may rely upon information furnished to it by Investment Manager that it reasonably believes to

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be accurate and reliable. Subadviser shall be liable for any loss incurred by the Fund, the Investment Manager or their respective affiliates to the extent such losses arise out of any act or omission directly attributable to Subadviser which results, directly or indirectly, in an error in the net asset value of the Fund. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which Investment Manager may have under any securities laws. Neither Subadviser nor any Subadviser Indemnitees (as defined below) shall be liable for any loss or damage arising or resulting from the acts or omissions of the custodian of the Fund, any broker, financial institution or any other third party with or through whom Subadviser arranges or enters into a transaction in respect of the Fund, except to the extent that Subadviser or its affiliate instructed such broker, financial institution or third party to take such action or omission, and such instruction constituted willful misconduct, bad faith, reckless disregard, or negligence. Investment Manager understands and acknowledges that Subadviser does not warrant that the portion of the assets of the Fund managed by Subadviser will achieve any particular rate of return or that its performance will match any benchmark index or other standard or objective.

(b)

Except as may otherwise be provided by the 1940 Act or any other federal securities law, Investment Manager and the Fund shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Subadviser or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Subadviser Indemnitees”) as a result of any error of judgment or mistake of law by Investment Manager with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Investment Manager for, and Investment Manager shall indemnify and hold harmless Subadviser Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or negligence of Investment Manager in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to Investment Manager which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission concerned Subadviser and was made in reliance upon written information furnished to Investment Manager or the Fund by a Subadviser Indemnitee for use therein, or (iii) any violation of federal or state statutes or regulations by Investment Manager or the Fund.

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(c)

After receipt by Investment Manager or Subadviser, its affiliates, or any officer, director, employee, or agent of any of the foregoing, or any other party entitled to indemnification as stated in (a) or (b) above (“Indemnified Party”) of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section (“Indemnifying Party”), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information of the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that the omission results in damages to the Indemnifying Party caused solely as a result of the failure to give such notice or otherwise prejudices the Indemnifying Party. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. Neither party hereto shall admit fault or wrongdoing of the other party publicly or in any settlement without such other party’s prior written consent.

9.	Duration and Termination.

(a)

Unless sooner terminated as provided herein, this Agreement shall continue for two years from the date written above. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

(b)

Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days’

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written notice to Subadviser. This Agreement may also be terminated, without the payment of any penalty, by Investment Manager (i) upon 60 days’ written notice to Subadviser; (ii) upon material breach by Subadviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately, upon notice to the Subadviser, if, in the reasonable judgment of Investment Manager, Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Subadviser or other circumstances that could adversely affect the Fund. Subadviser may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days’ written notice to Investment Manager; or (2) upon material breach by Investment Manager of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement. For the avoidance of doubt, any termination shall be without prejudice to amounts due to Subadviser as described in paragraph 4.

(c)

In the event of termination of the Agreement, those paragraphs of the Agreement which govern conduct of the parties’ future interactions with respect to Subadviser having provided investment management services to the Fund(s) for the duration of the Agreement, including, but not limited to, paragraphs 1(a)(iv)(a), 1(c), 1(d), 1(e), 1(f), 8(a), 8(b), 8(c), 15, 17, 18, 20 and 21 shall survive such termination of the Agreement.

10.

Subadviser’s Services Are Not Exclusive. Nothing in this Agreement shall limit or restrict the right of Subadviser or any of its partners, officers, principals or employees to engage in any other business or to devote its, his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser’s right to engage in any other business or to render services of any kind to any other mutual fund, corporation, firm, individual, or association or other entity. Subadviser acts as adviser to other clients and may, subject to compliance with its fiduciary obligations, give advice, and take action, with respect to any of those which may differ from (or may be the same as) the advice given, or the timing or nature of action taken, with respect to the Fund. Subject to its fiduciary obligation to the Fund, Subadviser shall have no obligation to purchase or sell for the Fund, or to recommend for purchase or sale by the Fund, any security which Subadviser, its principals, affiliates or employees may purchase or sell for themselves or for any other clients.

11.

References to Subadviser. Subadviser hereby grants to Investment Manager during the term of this Agreement, the right to use Subadviser’s name as required for public filings and marketing materials for the Fund in accordance with the terms described herein and the right to display Subadviser’s logo on the Investment Manager’s website. Investment Manager agrees to furnish to Subadviser at its principal office all prospectuses, SAI’s, proxy statements, reports to shareholders, sales literature, screenshot images (with respect to the display of Subadviser’s logo on Investment Manager’s website) or other material

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prepared for distribution to sales personnel, shareholders of the Fund or the public, that refer to Subadviser prior to the use thereof, and not to use such material if Subadviser reasonably objects in writing five (5) business days (or such other time as may be mutually agreed upon) after receipt thereof. Such materials may be furnished to Subadviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery.

12.

Notices. Any notice, statement, consent or approval required or permitted to be given in connection with this Agreement (“Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by post, by courier service or other personal method of delivery), or if transmitted by facsimile or other electronic means of communication:

In the case of Subadviser:

Jacobs Levy Equity Management, Inc.

100 Campus Drive

P.O. Box 650

Florham Park, NJ 07932-0650

Attention: Kenneth Levy

Tel: (973) 410 9222

E-mail: ken.levy@jlem.com

with a copy to:

Jacobs Levy Equity Management Inc.

100 Campus Drive

P.O. Box 650

Florham Park, NJ 07932-0650

Attention: General Counsel

Tel: (973) 410-9222

E-mail: jason.hoberman@jlem.com

In the case of Investment Manager:

David Weiss

Head of Sub-Advisory Management

Ameriprise Financial, Inc.

290 Congress Street

Boston, MA 02210 Tel: (617) 385-9606

Email: David.Weiss@columbiathreadneedle.com

with a copy to:

Ryan C. Larrenaga

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Vice President and Chief Counsel

Ameriprise Financial, Inc.

290 Congress Street

Boston, MA 02210

Tel: (617) 385-9536

Email: RYAN.C.LARRENAGA@columbiathreadneedle.com

Any Notice delivered or transmitted to a party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on any day that is not a Saturday, Sunday, or statutory holiday in the jurisdiction where the Notice is received (“Business Day”) prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

Any party may, from time to time, change its address by giving Notice to the other party in accordance with the provisions of this section.

13.	Amendments. This Agreement may be amended by mutual consent, subject to approval by the Board and the Fund’s shareholders to the extent required by the 1940 Act.

14.

Assignment. No assignment (as defined in the 1940 Act, as amended) of this Agreement shall be made by Investment Manager or Subadviser without the prior written consent of the Fund, and, if required by law, the Fund’s shareholders, and Investment Manager or Subadviser (as applicable). Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Investment Manager or Subadviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

15.

Governing Law. This Agreement, and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9(c), shall be governed by the laws of the commonwealth of Massachusetts, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the commonwealth of Massachusetts, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control. The Investment Manager and Subadviser hereby consent to the jurisdiction of a state or federal court situated in the Commonwealth of Massachusetts in connection with any dispute arising hereunder. Any action or dispute between the Investment Manager and the Subadviser arising out of this Agreement shall be brought exclusively in the state or federal courts of the Commonwealth of Massachusetts. The Investment Manager and Subadviser hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which either party may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum.

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16.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

17.

Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9(c), shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18.

Interpretation. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

19.	Headings. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

20.

Authorization. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

2.
21.

No Third-Party Beneficiaries. The Fund is intended to be a third-party beneficiary of this Agreement. For the avoidance of doubt, and without in any way implying that there are any other third-party beneficiaries to the Agreement or any other agreement with respect to the Trust or any of its series, no person other than the Investment Manager and the Subadviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement (with the exception of the Fund), and there are no other third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any other person (including without limitation any shareholder of any Fund) any direct, indirect, derivative, or other rights against the Investment Manager or Subadviser, or (ii) create or give rise to any duty or obligation on the part of the Investment Manager or Subadviser (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

3.

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22.

Electronic Communications. The Subadviser may provide the Investment Manager all communications relating to the Subadviser Account and/or the Subadviser (including, without limitation, the Form ADV Part 2 and any other communication required under the Investment Advisers Act of 1940, as amended, or otherwise), in electronic form, such as through a file attached to an e-mail sent to the e-mail address of Investment Manager representative(s) provided to the Subadviser, or over a private internet site, in lieu of or in addition to sending such information as hard copies via facsimile or mail. If information is made available over the internet, the designated representatives of the Investment Manager may be notified of its availability through an e-mail sent to the e-mail addresses for such representatives. E-mail messages and electronic communications generally are not secure and may contain computer viruses or other defects, may not be accurately replicated on other systems, or may be intercepted, deleted or interfered with without the knowledge of the sender or the intended recipient. The Investment Manager may revoke its consent to electronic delivery of Subadviser Account and Subadviser information at any time upon written notice to the Investment Manager and receive all such information in paper format.

4.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		Jacobs Levy Equity Management, Inc.

By:	/s/ David Weiss	By:	/s/ Kenneth N. Levy
	Signature		Signature

Name:	David Weiss	Name:	Kenneth N. Levy
	Printed		Printed

Title:	Assistant Secretary	Title:	Vice President

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SUBADVISORY AGREEMENT

SCHEDULE A

[SCHEDULE LISTING FUND AND FEE RATE OMITTED]

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